EXHIBIT 99.1

Amyris Reports Third Quarter 2013 Financial Results

Continued Strong Operational Performance and Lower Production Costs Lead to Another Strong Quarter for Amyris

EMERYVILLE, Calif., Oct. 31, 2013 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leading renewable chemicals and fuels company, today announced financial results for the third quarter ended September 30, 2013.

"During the third quarter, we achieved our highest farnesene production volumes at our lowest quarterly unit costs to date. We continued our relentless focus on collaborations and sales revenues with continued strength in our two initial product lines: high-performance renewable diesel and our best-in-class emollients. We expect continued growth in 2014 in new areas such as lubricants, specialty fluids and polymers," said John Melo, Amyris President & CEO.

"Since quarter-end we completed the initial closing of our financing with our major stockholders, receiving $42.6 million in cash proceeds. We believe we are on the right track to achieve our objective of positive cash flow from operations in 2014 and profitability in 2015," Melo concluded.

BUSINESS HIGHLIGHTS

Below are some key highlights from the Company's activities during the third quarter of 2013.

Farnesene Production

  Operated with all six fermentors during the entire quarter at the Company's farnesene production facility in Brotas, São Paulo, Brazil.
  Achieved lowest quarterly average farnesene production cash cost, which was less than $5 per liter.
  Exceeded production milestones related to recent financing agreements.

Sales & Collaboration Revenues

  Achieved second consecutive quarter of renewable product revenues above $4 million.
  Combined sales of Neossance™ Squalane emollient, renewable diesel for niche markets, and farnesene for the lubricants market were in line with previous quarter and 35% higher than same period in 2012.
  Met all scheduled milestones associated with active R&D and product collaborations.

Strengthened Financial Position

  Achieved lowest quarterly cash operating expenses since our Initial Public Offering in 2010.
  Following quarter-end, closed initial tranche of convertible note financing for $42.6 million in cash proceeds, with established terms for access to additional funds in a second tranche.

FINANCIAL RESULTS

Aggregate revenues for the quarter ended September 30, 2013 were $7.0 million compared to aggregate revenues of $19.1 million in the third quarter of 2012. Last year's third quarter revenues included $1.7 million of sales related to the Company's ethanol and ethanol-blended gasoline business, a business which the Company transitioned out of in the third quarter of 2012. Of the $7.0 million in aggregate revenues in the quarter ended September 30, 2013, $4.1 million was related to renewable product sales and $2.9 million was related to collaboration and grant revenue. This compares with $3.0 million in renewable product sales and $14.4 million in collaboration and grant revenue for the same period in the prior year. The $14.4 million in grants and collaboration revenue in the prior year's quarter included $9.8 million in revenue related to a July 2012 amendment of the Company's collaboration agreement with Total.

Cost of products sold increased to $8.3 million for the three months ended September 30, 2013 from $4.4 million for the same period in the prior year. Cost of products sold for the three months ended September 30, 2013 consisted primarily of production costs of farnesene-derived products, including certain costs related to the scale-up in production of farnesene-derived products at the Company's recently operational plant located in Brotas, Brazil.

Total research & development (R&D) and sales, general & administrative (SG&A) expenses for the three months declined 20.1 % to $26.4 million from $33.1 million for the same quarter in the prior year, primarily due to reductions in personnel-related costs and overall lower spending.

GAAP net loss attributable to common stockholders for the quarter was $24.2 million ($0.32 per share) compared to a loss of $20.3 million ($0.34 per share) in the comparable quarter of 2012. On a non-GAAP basis, excluding stock-based compensation and loss on purchase commitments and write-off of production assets, the net loss attributable to common stockholders was $19.8 million ($0.26 per share) compared to $12.9 million ($0.22 per share) in the comparable quarter of the prior year. A reconciliation of GAAP to non-GAAP results is included in this release.

Nine Months Ended September 30, 2013

Aggregate revenues for the nine months ended September 30, 2013 were $25.7 million versus $67.8 million in the prior year. Revenues for the first nine months of last year included $38.8 million of sales related to the Company's ethanol and ethanol-blended gasoline business. Of the $25.7 million in aggregate revenues for the nine months ended September 30, 2013, $11.3 million was related to renewable product sales and $14.4 million was related to collaboration and grant revenue. This compares with $7.8 million in renewable product sales and $21.2 million in collaboration and grant revenue for the same period in the prior year. The $21.2 million in grants and collaboration revenue in the prior year included $9.8 million in revenue recorded as a result of a July 2012 amendment of a collaboration agreement and related agreements with Total.

Cost of products sold declined to $26.1 million for the nine months ended September 30, 2013 from $71.9 million for the same period in the prior year. Prior year cost of products sold included costs related to the Company's ethanol and ethanol-blended gasoline business.

Total R&D and SG&A expenses for the nine months ended September 30, 2013 declined 26.7% to $85.7 million from $116.9 million for the same period in 2012, primarily due to reductions in personnel-related costs and overall lower spending.

GAAP net loss attributable to common stockholders for the nine months ended September 30, 2013 was $95.7 million ($1.27 per share) compared to a loss of $161.6 million ($2.91 per share) in the comparable period of 2012. On a non-GAAP basis, excluding stock-based compensation and loss on purchase commitments and write-off of production assets, the net loss attributable to common stockholders was $73.7 million ($0.98 per share) compared to $102.2 million ($1.84 per share) in the prior year.

CONFERENCE CALL

Amyris will discuss these results and provide a business update in a conference call scheduled for today at 4:30 p.m. ET (1:30 p.m. PT). Investors may access a live audio webcast of this conference call in the Investor Relations section of the Company's website at http://investors.amyris.com. A replay of the webcast will be available in the Investor Relations section of the Company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of molecules -- flexible building blocks that can be used in a wide range of products. Amyris's initial portfolio of commercial products is based on Biofene®, Amyris's brand of renewable farnesene, a long-chain hydrocarbon. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as the Company's expectations for growth in new areas such as lubricants and specialty fluids and polymers and for achieving positive cash flow from operations and profitability, including the expected timing of such achievements) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on August 9, 2013. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. The non-GAAP financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and, therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris's operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Amyris, the Amyris logo, Biofene and No Compromise are trademarks or registered trademarks of Amyris, Inc.

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Product sales	$ 3,138	$ 4,728	$ 10,130	$ 46,615
Related party product sales	1,006	--	1,182	--
Total product sales	4,144	4,728	11,312	46,615
Grants and collaborations revenue	2,860	4,605	11,763	11,450
Related party grants and collaborations revenue	--	9,775	2,647	9,775
Total grants and collaborations revenue	2,860	14,380	14,410	21,225
Total revenues	7,004	19,108	25,722	67,840
Costs and operating expenses
Cost of products sold	8,328	4,444	26,141	71,891
Loss on purchase commitments and write off of production assets	--	1,438	8,423	38,090
Research and development (1)	13,370	15,736	43,116	55,580
Sales, general and administrative (1)	13,057	17,355	42,602	61,301
Total costs and operating expenses	34,755	38,973	120,282	226,862
Loss from operations	(27,751)	(19,865)	(94,560)	(159,022)
Other income (expense):
Interest income	21	297	114	1,406
Interest expense	(2,110)	(1,224)	(5,230)	(3,538)
Other income (expense), net	4,177	664	3,266	(512)
Total other income (expense)	2,088	(263)	(1,850)	(2,644)
Loss before income taxes	(25,663)	(20,128)	(96,410)	(161,666)
Benefit (provision) for income taxes	1,435	(260)	953	(753)
Net loss	$ (24,228)	$ (20,388)	$ (95,457)	$ (162,419)
Net (income) loss attributable to noncontrolling interest	29	95	(232)	772
Net loss attributable to Amyris, Inc. common stockholders	$ (24,199)	$ (20,293)	$ (95,689)	$ (161,647)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.32)	$ (0.34)	$ (1.27)	$ (2.91)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	76,205,853	58,964,226	75,167,877	55,552,949

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 1,132	$ 1,450	$ 3,428	$ 4,521
Sales, general and administrative	3,301	4,515	10,183	16,879
	$ 4,433	$ 5,965	$ 13,611	$ 21,400

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2013	2012

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 6,336	$ 30,689
Accounts receivable, net	2,789	3,846
Related party accounts receivable	1,022	--
Inventories, net	7,948	6,034
Prepaid expenses and other current assets	7,164	8,925
Total current assets	25,259	49,494
Property, plant and equipment, net	140,718	163,121
Restricted cash	956	955
Other assets	19,725	20,112
Goodwill and intangible assets	9,120	9,152
Total assets	$ 195,778	$ 242,834

Liabilities and Equity
Current liabilities:
Accounts payable	$ 12,881	$ 15,392
Deferred revenue	7,351	1,333
Accrued and other current liabilities	20,305	24,410
Capital lease obligation, current portion	1,031	1,366
Debt, current portion	5,448	3,325
Total current liabilities	47,016	45,826
Capital lease obligation, net of current portion	464	1,244
Long-term debt, net of current portion	55,299	61,806
Related party debt	58,091	39,033
Deferred rent, net of current portion	10,084	8,508
Deferred revenue, net of current portion	5,000	4,255
Other liabilities	19,404	15,933
Total liabilities	195,358	176,605

Amyris, Inc. stockholders' equity	1,010	67,106
Noncontrolling interest	(590)	(877)
Total stockholders' equity	420	66,229

Total liabilities and stockholders' equity	$ 195,778	$ 242,834

Amyris, Inc.
Supplemental Consolidated Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Other Selected Financial Information:
Capital expenditures and deposits on property and equipment	$ 2,190	$ 5,541	$ 5,901	$ 50,906
Depreciation and amortization	$ 3,768	$ 3,179	$ 12,259	$ 10,686

Product sales
Ethanol and ethanol-blended gasoline	$ --	$ 1,657	$ --	$ 38,836
Renewables	4,144	3,071	11,312	7,779
Total product sales	$ 4,144	$ 4,728	$ 11,312	$ 46,615

Non-GAAP Financial Information:

Grants and collaborations
Revenue recognized	$ 2,860	$ 14,380	$ 14,410	$ 21,225
Cash received(1)	$ 25,081	$ 36,031	$ 53,141	$ 58,923

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:

Net loss attributable to Amyris Inc., common stockholders (GAAP)	$ (24,199)	$ (20,293)	$ (95,689)	$ (161,647)
Stock-based compensation expense	4,433	5,965	13,611	21,400
Loss on purchase commitments and write off of production assets	--	1,438	8,423	38,090
Net loss attributable to Amyris Inc., common stockholders (Non- GAAP)	$ (19,766)	$ (12,890)	$ (73,655)	$ (102,157)

Net loss per share attributed to common stockholders basic and diluted (GAAP)	$ (0.32)	$ (0.34)	$ (1.27)	$ (2.91)
Stock-based compensation expense	0.06	0.10	0.18	0.39
Loss on purchase commitments and write off of production assets	--	0.02	0.11	0.68
Net loss per share attributed to common stockholders, basic and diluted (Non-GAAP)	$ (0.26)	$ (0.22)	$ (0.98)	$ (1.84)

(1) The three months ended September 30, 2013 and 2012, includes $20.0 million and $30.0 million, respectively, and the nine months ended September 30, 2013 and 2012, includes $30.0 million and $30.0 million, respectively, of funding from Total which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with Total.
CONTACT: Amyris, Inc.
         Investor Relations
         Joel Velasco
         (510) 740-7481
         investor@amyris.com